                                      SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                           RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                                                   (Thousands of Dollars)

                                                                                         Year Ended December 31,
                                                    ----------------------------------------------------------------------------------------------------------
                                                         1998              1999              2000              2001             2002               2003
                                                    ---------------   ---------------    --------------    -------------    -------------    -----------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)                $        999,910  $        992,354   $    (1,456,584)  $    3,192,815   $    1,831,335   $        1,339,147
Add:
  Taxes on income (2)                                      442,356           438,006        (1,021,452)       1,658,033          641,786              388,120
  Rentals (3)                                                2,208             1,901             2,905            2,128            1,240                  638
  Allocable portion of interest
       on long-term Contracts for
       the purchase of power (4)                             1,767             1,735             1,699            1,659            1,616                1,568
  Amortization of previously capitalized
       fixed charges                                         1,571             1,508             1,390            1,083            1,440                1,638
                                                    ---------------   ---------------    --------------    ------------------------------    -----------------
Total earnings before income
  taxes and fixed charges (A)                     $      1,447,812  $      1,435,504   $    (2,472,042)  $    4,855,718   $    2,477,417   $        1,731,111
                                                    ===============   ===============    ==============    =============    =============    =================

FIXED CHARGES:
  Interest and amortization                       $        484,788  $        482,933   $       571,760   $      784,858   $      584,442   $          451,792
  Rentals (3)                                                2,208             1,901             2,905            2,128            1,240                  638
  Capitalized fixed charges -
       nuclear fuel (5)                                      1,294             1,211             1,538              756              520                   97
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (4)                             1,767             1,735             1,699            1,659            1,616                1,568
  Preferred and preference stock dividend
      requirements - pre-tax basis                          45,784            41,753            33,754           37,907           29,119               22,262
                                                    ---------------   ---------------    --------------    -------------    -------------    -----------------
Total fixed charges (B)                           $        535,841  $        529,533   $       611,656   $      827,308   $      616,937   $          476,357
                                                    ===============   ===============    ==============    =============    =============    =================

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                                    2.70              2.71             (4.04)(6)         5.87             4.02                 3.63
                                                    ===============   ===============    ==============    =============    =============    =================

(1)    Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)    Includes allocation of federal income and state franchise taxes to other income.
(3)    Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)    Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)    Includes fixed charges associated with Nuclear Fuel.
(6)    Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,083,698,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.